Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Fourth Quarter and Full-Year Results
Full-Year Results: 5% Growth in Revenue and 27% Growth in Pretax Earnings
2014 Guidance: Growth in Revenue of 5% to 7% and Growth in Adjusted Pretax Earnings of 24% to 30%

LAKE FOREST, Ill., Jan. 30, 2014 -- Brunswick Corporation (NYSE: BC) today reported results for the fourth quarter and full-year of 2013.

2013 Full-Year Highlights:

•	Net sales increased 5 percent versus 2012.

•	Gross margin was 70 basis points higher than prior year.

•	Adjusted operating earnings increased 12 percent from 2012. On a GAAP basis, operating earnings were up 15 percent.

•	GAAP and adjusted pretax earnings increased by 27 percent versus 2012.

•
Diluted earnings per common share, as adjusted, of $2.73, increased $0.64 versus the same period of 2012. On a GAAP basis, $8.26 per diluted share, reflected the reversal of deferred tax valuation allowance reserves of $6.39 per share.

“Our results in 2013 represent the fourth consecutive year of strong improvements in earnings,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Operating earnings, pretax earnings and diluted earnings per common share, all on an as adjusted basis, increased by 12 percent, 27 percent, and 31 percent, respectively, for the year. Sales increased by 5 percent, which is at the high-end of our initial growth target for the year.

“Our 2013 gross margin of 26.1 percent reflects an increase of 70 basis points from the prior year and represents the highest annual level achieved since 2000. Operating expenses increased by 5 percent, due to higher research and development expense and other growth-related investments primarily associated with company-wide strategic initiatives. Lower net interest expense and a reduced effective tax rate (excluding the impact of restructuring charges, losses on early extinguishment of debt, reversal of deferred tax valuation allowance reserves and special tax items) also contributed to our higher diluted earnings per common share, as adjusted,” McCoy added.

“Higher earnings generated solid free cash flow, leading to significant progress in further strengthening our balance sheet. We reduced debt balances by $112 million during the year, lowering net interest expense by approximately $23 million.

“Our 2013 results were outstanding and are the result of strong execution of our business strategy by our 16,000 global employees. With our ability to successfully execute, we not only produced excellent results, but we also continue to create a solid platform for continued improvement in future financial results,” McCoy concluded.

At the beginning of 2013, the Company announced its intention to exit its Hatteras and CABO boat businesses. On Aug. 5, 2013, the Company completed that sale. The results of these businesses are reported as discontinued operations for all periods presented in this release and all figures reflect continuing operations only, unless otherwise noted.

A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the condensed consolidated financial statements accompanying this release.

2013 Full-Year Results
For the year ended Dec. 31, 2013, the Company reported net sales of $3,887.5 million, up from $3,717.6 million in 2012. For the year, operating earnings were $304.2 million, which included $21.4 million of restructuring, exit and impairment charges. In 2012, the Company reported operating earnings of $264.1 million, which included $25.8 million of restructuring, exit and impairment charges.

For 2013, the Company reported net earnings of $775.2 million, or $8.26 per diluted share, compared with net earnings of $147.4 million, or $1.59 per diluted share, for 2012. The diluted earnings per share for 2013 included the reversal of deferred tax valuation allowance reserves of $6.39 per diluted share; restructuring, exit and impairment charges of $0.22 per diluted share; losses on early extinguishment of debt of $0.32 per diluted share and a $0.32 per diluted share charge from special tax items. The earnings per diluted share for 2012 included $0.28 per diluted share of restructuring, exit and impairment charges, $0.18 per diluted share of losses on early extinguishment of debt and a $0.04 per diluted share charge from special tax items.

Fourth Quarter Highlights:

•	Net sales increased 9 percent versus fourth quarter 2012.

•	Gross margin was 90 basis points higher than prior year.

•	Adjusted operating earnings increased $5.2 million, or 30 percent from fourth quarter 2012. On a GAAP basis, operating earnings were up $7.0 million.

•
Diluted earnings per common share, as adjusted, of $0.15, increased $0.13 versus the same period of 2012. On a GAAP basis, $6.18 per diluted share, reflected the reversal of deferred tax valuation allowance reserves of $6.35 per share.

Fourth Quarter Results
For the fourth quarter of 2013, the Company reported net sales of $901.5 million, up from $829.8 million a year earlier. For the quarter, the Company reported operating earnings of $14.0 million, which included $8.7 million of restructuring, exit and impairment charges. In the fourth quarter of 2012, the Company had operating earnings of $7.0 million, which included $10.5 million of restructuring, exit and impairment charges.

For the fourth quarter of 2013, Brunswick reported net earnings of $583.6 million, or $6.18 per diluted share, compared with a net loss from continuing operations of $16.1 million, or $0.18 per diluted share, for the fourth quarter of 2012. The diluted earnings per share for the fourth quarter of 2013 included a reversal of deferred tax valuation allowance reserves of $6.35 per diluted share, $0.09 per diluted share of restructuring, exit and impairment charges, $0.01 per diluted share for losses on early extinguishment of debt and a $0.22 per diluted share charge from special tax items. The diluted earnings per share for the fourth quarter of 2012 included $0.11 per diluted share of restructuring, exit and impairment charges, $0.05 per diluted share of losses on early extinguishment of debt and a $0.04 per diluted share charge from special tax items.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $369.2 million at the end of 2013, down $59.5 million from year-end 2012 levels. This decrease reflects net cash used for financing activities of $116.5 million, which was primarily related to debt reduction activities. This activity was partially funded by free cash flow of $75.9 million.

Net debt (defined as total debt, less cash and marketable securities) at the end of the 2013 was $90.6 million, a decrease of $52.5 million from year-end 2012 levels.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $423.5 million in the fourth quarter of 2013, up 5 percent from $404.4 million in the fourth quarter of 2012. International sales, which represented 40 percent of total segment sales in the quarter, decreased by 4 percent. For the quarter, the Marine Engine segment reported operating earnings of $18.1 million. This compares with operating earnings of $16.5 million in the fourth quarter of 2012, which included $1.2 million of restructuring charges.

Sales increases in the quarter were led by the segment’s outboard engines and parts and accessories businesses, partially offset by declines in sales of sterndrive engines. The improvement in operating earnings is a result of higher sales and lower restructuring charges, partially offset by an increase in investment spending to support long-term growth.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 14 boat brands. The Boat segment reported net sales of $239.7 million for the fourth quarter of 2013, an increase of 16 percent compared with $206.7 million in the fourth quarter of 2012. International sales, which represented 40 percent of total segment sales in the quarter, increased by 15 percent during the period. For the fourth quarter of 2013, the Boat segment reported an operating loss of $21.9 million, including restructuring charges of $5.8 million. This compares with an operating loss of $33.4 million in the fourth quarter of 2012, including restructuring charges of $8.9 million.

The growth in sales resulted mainly from wholesale shipment increases in the segment’s outboard boat categories and smaller fiberglass sterndrive/inboard boats, as well as growth in South America. The improvement in the segment’s operating loss was a result of higher sales, successful cost reduction activities and lower restructuring charges, partially offset by an increase in investment spending to support long-term growth.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the fourth quarter of 2013 totaled $210.6 million, up 15 percent from $183.6 million in the fourth quarter of 2012. International sales, which represented
45 percent of total segment sales in the quarter, increased by 9 percent. For the quarter, the Fitness segment reported operating earnings of $35.5 million. This compares with operating earnings of $36.4 million in the fourth quarter of 2012.

The increase in revenue reflected strong growth in sales to U.S. health club and hospitality customers, partially offset by the negative impact of lower sales to local and federal government customers. The increase also includes strong gains in Europe. The decrease in operating earnings in the fourth quarter of 2013, when compared with 2012, reflects the benefit from higher sales, which was more than offset by investment spending on growth initiatives and a lower gross margin.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers, bowling equipment and products, and billiards tables and accessories. Segment sales in the fourth quarter of 2013 totaled $81.3 million, down 5 percent compared with $85.3 million in the fourth quarter of 2012. International sales, which represented 17 percent of total segment sales in the quarter, decreased by 24 percent. For the quarter, the segment reported operating earnings of $7.0 million, including restructuring charges of $2.9 million. This compares with operating earnings of $8.5 million in the fourth quarter of 2012, which included $0.4 million of restructuring charges.

The reduction in revenues reflects an increase in U.S. equivalent retail center sales, which was more than offset by a reduced number of global retail bowling centers, as well as a decrease in sales in bowling products. The decrease in operating earnings in the fourth quarter of 2013, when compared with 2012, was due to higher restructuring charges, lower sales and increased investments for long-term growth, partially offset by improvements in cost efficiencies.

2014 Outlook
“Our outlook and financial targets for 2014 are consistent with the three-year strategic plan outlined in November 2013 at our New York investor day event,” McCoy said. “In 2014, we are targeting 5 percent to 7 percent sales growth. This improvement in our top-line growth rate results from our increasing investment in growth initiatives in all our businesses and is supported by the continuation of the solid growth demonstrated in 2013.

“Our 2014 targets and plans are based on global economic conditions that are generally comparable to 2013, with weakness continuing in certain regions in Europe. As a result, we expect to benefit from the continuation of the modest recovery in the global marine market, with solid growth in outboard boat and engine products, as well as in the global parts and accessories marketplace. In the fiberglass sterndrive/inboard boat category, which also affects sterndrive/inboard engine production, we are currently planning for a modestly declining market, with stability in large boats.

“We believe that our Fitness segment should continue to benefit from favorable health and fitness trends, as well as solid growth rates in global health club and hospitality businesses. These market conditions, combined with exciting new products, have positioned our Fitness business to continue to deliver excellent results and support our increased level of investment spending. Our bowling business should perform well in a stable market and will focus its efforts on providing new and innovative concepts and products to consumers and operators,” McCoy continued.

“Against the backdrop of our revenue targets, our plan reflects solid improvement in gross margin levels. Our organic growth platform will continue to benefit from increased investments in capital projects and research and development programs, along with the SG&A to support them. As a result of these ongoing initiatives, operating expenses are estimated to increase in 2014, however, on a percentage of sales basis, are expected to be at slightly lower levels than 2013.

“For the full year, we expect to generate positive free cash flow in the range of $150 million to $175 million, in spite of increasing levels of investment spending. Also, due to our strong free cash flow, combined with the debt reduction already achieved, 2014 net interest expense should be lower than 2013 by approximately $10 million to $12 million.

“As we have been projecting for two years, our effective book tax rate will increase to an estimated 34 percent in 2014. As a result of this significant increase in the effective book tax rate, 2014 diluted earnings per common share, as adjusted, is estimated to be in the range of $2.40 to $2.55. Our guidance continues to reflect another year of strong growth in adjusted operating earnings, as well as adjusted pretax earnings growth of
24 percent to 30 percent,” McCoy concluded.
H
Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CST, hosted by Dustan E. McCoy, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - corporate and investor relations.

The call will be broadcast over the Internet at Hwww.brunswick.comH. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (877) 703-6110 (passcode: Brunswick Q4). Callers outside of North America should call (857) 244-7309 (passcode: Brunswick Q4) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CST Thursday, Feb. 6, 2014, by calling (888) 286-8010 or international dial (617) 801-6888 (passcode: 83220113). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may”, “could”, “expect”, “intend”, “plan”, “seek”, “estimate”, “believe”, “predict”, “potential” or “continue”. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including the impact of inflation and increased competition from Asian competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company’s information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company’s information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2012. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	December 31, 2013	December 31, 2012	% Change
Net sales	$901.5	$829.8	9%
Cost of sales	688.1	640.9	7%
Selling, general and administrative expense	155.9	142.2	10%
Research and development expense	34.8	29.2	19%
Restructuring, exit and impairment charges	8.7	10.5	-17%
Operating earnings	14.0	7.0	100%
Equity loss	(0.6)	(0.7)	-14%
Other income, net	0.9	0.2	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	14.3	6.5	NM
Interest expense	(8.3)	(15.3)	-46%
Interest income	0.5	0.7	-29%
Loss on early extinguishment of debt	(0.1)	(4.4)	-98%
Earnings (loss) before income taxes	6.4	(12.5)	NM
Income tax provision (benefit)	(577.2)	3.6
Net earnings (loss) from continuing operations	583.6	(16.1)	NM

Net loss from discontinued operations, net of tax	(2.4)	(59.2)	-96%

Net earnings (loss)	$581.2	$(75.3)	NM

Earnings (loss) per common share:
Basic
Earnings (loss) from continuing operations	$6.35	$(0.18)
Loss from discontinued operations	(0.02)	(0.66)
Net earnings (loss)	$6.33	$(0.84)	NM

Diluted
Earnings (loss) from continuing operations	$6.18	$(0.18)
Loss from discontinued operations	(0.02)	(0.66)
Net earnings (loss)	$6.16	$(0.84)	NM

Weighted average shares used for computation of:
Basic earnings (loss) per common share	91.9	90.0
Diluted earnings (loss) per common share	94.4	90.0

Effective tax rate from continuing operations	NM	-28.8%

Supplemental Information
Continuing Operations:
Operating earnings	$14.0	$7.0	NM
Restructuring, exit and impairment charges	8.7	10.5	-17%
Adjusted operating earnings	$22.7	$17.5	30%

Earnings (loss) before income taxes	$6.4	$(12.5)	NM
Restructuring, exit and impairment charges	8.7	10.5	-17%
Loss on early extinguishment of debt	0.1	4.4	-98%
Adjusted earnings before income taxes	$15.2	$2.4	NM

Earnings (loss) per common share:
Diluted earnings (loss) from continuing operations	$6.18	$(0.18)
Reversal of deferred tax valuation allowance reserves	(6.35)	—
Restructuring, exit and impairment charges from continuing operations (1)	0.09	0.11
Loss on early extinguishment of debt (1)	0.01	0.05
Special tax items	0.22	0.04
Diluted earnings from continuing operations, as adjusted	$0.15	$0.02	NM

NM = not meaningful

(1) The 2013 Restructuring, exit and impairment charges and Loss on early extinguishment of debt include a tax benefit, while the 2012 Restructuring, exit and impairment charges and Loss on early extinguishment of debt assume no tax benefit.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data)

	Twelve Months Ended
	December 31, 2013	December 31, 2012	% Change
	(unaudited)

Net sales	$3,887.5	$3,717.6	5%
Cost of sales	2,872.3	2,773.6	4%
Selling, general and administrative expense	570.1	548.8	4%
Research and development expense	119.5	105.3	13%
Restructuring, exit and impairment charges	21.4	25.8	-17%
Operating earnings	304.2	264.1	15%
Equity loss	(1.9)	(3.8)	-50%
Other income, net	2.5	2.2	14%
Earnings before interest, loss on early extinguishment of debt and income taxes	304.8	262.5	16%
Interest expense	(43.9)	(68.1)	-36%
Interest income	1.5	2.9	-48%
Loss on early extinguishment of debt	(32.8)	(16.3)	NM
Earnings before income taxes	229.6	181.0	27%
Income tax provision (benefit)	(545.6)	33.6
Net earnings from continuing operations	775.2	147.4	NM

Net loss from discontinued operations, net of tax	(6.0)	(97.4)	-94%

Net earnings	$769.2	$50.0	NM

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$8.50	$1.64
Loss from discontinued operations	(0.07)	(1.08)
Net earnings	$8.43	$0.56	NM

Diluted
Earnings from continuing operations	$8.26	$1.59
Loss from discontinued operations	(0.06)	(1.05)
Net earnings	$8.20	$0.54	NM

Weighted average shares used for computation of:
Basic earnings (loss) per common share	91.2	89.8
Diluted earnings (loss) per common share	93.8	92.4

Effective tax rate from continuing operations	NM	18.6%

Supplemental Information
Continuing Operations:
Operating earnings	$304.2	$264.1	15%
Restructuring, exit and impairment charges	21.4	25.8	-17%
Adjusted operating earnings	$325.6	$289.9	12%

Earnings before income taxes	$229.6	$181.0	27%
Restructuring, exit and impairment charges	21.4	25.8	-17%
Loss on early extinguishment of debt	32.8	16.3	NM
Adjusted earnings before income taxes	$283.8	$223.1	27%

Earnings (loss) per common share:
Diluted earnings from continuing operations	$8.26	$1.59
Reversal of deferred tax valuation allowance reserves	(6.39)	—
Restructuring, exit and impairment charges from continuing operations (1)	0.22	0.28
Loss on early extinguishment of debt (1)	0.32	0.18
Special tax items	0.32	0.04
Diluted earnings from continuing operations, as adjusted	$2.73	$2.09	31%

NM = not meaningful

(1) The 2013 Restructuring, exit and impairment charges and Loss on early extinguishment of debt include a tax benefit, while the 2012 Restructuring, exit and impairment charges and Loss on early extinguishment of debt assume no tax benefit.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	December 31, 2013	December 31, 2012	% Change	December 31, 2013	December 31, 2012	% Change	December 31, 2013	December 31, 2012
Marine Engine	$423.5	$404.4	5%	$18.1	$16.5	10%	4.3%	4.1%
Boat	239.7	206.7	16%	(21.9)	(33.4)	-34%	-9.1%	-16.2%
Marine eliminations	(53.6)	(50.2)	7%	—	—
Total Marine	609.6	560.9	9%	(3.8)	(16.9)	-78%	-0.6%	-3.0%

Fitness	210.6	183.6	15%	35.5	36.4	-2%	16.9%	19.8%
Bowling & Billiards	81.3	85.3	-5%	7.0	8.5	-18%	8.6%	10.0%
Pension - non-service costs	—	—		(4.6)	(6.2)	-26%
Corp/Other	—	—		(20.1)	(14.8)	36%
Total	$901.5	$829.8	9%	$14.0	$7.0	100%	1.6%	0.8%

	Twelve Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	December 31, 2013	December 31, 2012	% Change	December 31, 2013	December 31, 2012	% Change	December 31, 2013	December 31, 2012
Marine Engine	$2,088.1	$1,988.5	5%	$284.2	$243.8	17%	13.6%	12.3%
Boat	1,032.0	1,002.6	3%	(21.8)	(28.5)	-24%	-2.1%	-2.8%
Marine eliminations	(236.4)	(231.7)	2%	—	—
Total Marine	2,883.7	2,759.4	5%	262.4	215.3	22%	9.1%	7.8%

Fitness	693.5	635.9	9%	106.1	103.1	3%	15.3%	16.2%
Bowling & Billiards	310.3	322.3	-4%	24.5	28.5	-14%	7.9%	8.8%
Pension - non-service costs	—	—		(18.7)	(24.1)	-22%
Corp/Other	—	—		(70.1)	(58.7)	19%
Total	$3,887.5	$3,717.6	5%	$304.2	$264.1	15%	7.8%	7.1%

(1) Operating earnings (loss) in the fourth quarter of 2013 includes $8.7 million of pretax restructuring, exit and impairment charges. The $8.7 million charge consists of $5.8 million in the Boat segment and $2.9 million in the Bowling & Billiards segment. Operating earnings (loss) in the fourth quarter of 2012 includes $10.5 million of pretax restructuring, exit and impairment charges. The $10.5 million charge consists of $1.2 million in the Marine Engine segment, $8.9 million in the Boat segment and $0.4 million in the Bowling & Billiards segment.

(2) Operating earnings (loss) in 2013 includes $21.4 million of pretax restructuring, exit and impairment charges. The $21.4 million charge consists of $15.8 million in the Boat segment, $4.9 million in the Bowling & Billiards segment and $0.7 million in Corp/Other. Operating earnings (loss) in 2012 includes $25.8 million of pretax restructuring, exit and impairment charges (gains). The $25.8 million charge consists of $4.2 million in the Marine Engine segment, $21.3 million in the Boat segment, $0.1 million in the Fitness segment, $0.4 million in the Bowling & Billiards segment and $(0.2) million in Corp/Other.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions)

	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$356.5	$284.3
Short-term investments in marketable securities	12.7	92.3
Total cash, cash equivalents and short-term investments in marketable securities	369.2	376.6
Restricted cash	6.5	13.0
Accounts and notes receivable, net	364.6	349.2
Inventories
Finished goods	379.9	363.3
Work-in-process	146.1	142.4
Raw materials	73.3	70.1
Net inventories	599.3	575.8
Deferred income taxes	137.6	18.8
Prepaid expenses and other	31.4	26.7
Current assets held for sale	—	—
Current assets	1,508.6	1,360.1

Net property	617.8	581.4

Other assets
Goodwill	291.7	291.7
Other intangibles, net	35.4	38.1
Long-term investments in marketable securities	—	52.1
Equity investments	41.3	42.4
Non-current deferred tax asset	377.0	—
Other long-term assets	44.0	58.4
Long-term assets held for sale	—	—
Other assets	789.4	482.7

Total assets	$2,915.8	$2,424.2

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$6.4	$8.2
Accounts payable	315.6	334.4
Accrued expenses	561.1	576.2
Current liabilities held for sale	—	18.4
Current liabilities	883.1	937.2

Long-term debt	453.4	563.6
Other long-term liabilities	540.9	842.8
Long-term liabilities held for sale	—	2.9
Shareholders' equity	1,038.4	77.7
Total liabilities and shareholders' equity	$2,915.8	$2,424.2

Supplemental Information
Debt-to-capitalization rate	30.7%	88.0%
Cash and cash equivalents	$356.5	$284.3
Short-term investments in marketable securities	12.7	92.3
Long-term investments in marketable securities	—	52.1
Total cash and marketable securities	$369.2	$428.7

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Twelve Months Ended
	December 31, 2013	December 31, 2012
Cash flows from operating activities
Net earnings	$769.2	$50.0
Less: net loss from discontinued operations, net of tax	(6.0)	(97.4)
Net earnings from continuing operations	775.2	147.4
Depreciation and amortization	87.5	90.0
Pension funding, net of expense	(35.3)	(44.3)
Gains on sale of property, plant and equipment, net	(5.2)	(2.9)
Other long-lived asset impairment charges	7.4	11.3
Provision for doubtful accounts	2.7	0.9
Deferred income taxes	(604.4)	8.3
Excess tax benefits from share-based compensation	(37.2)	(5.3)
Equity in losses of unconsolidated affiliates, net of dividends	2.5	4.1
Loss on early extinguishment of debt	32.8	16.3
Changes in certain current assets and current liabilities	(66.2)	(78.7)
Income taxes	26.9	2.4
Other, net	18.1	34.1
Net cash provided by operating activities of continuing operations	204.8	183.6
Net cash used for operating activities of discontinued operations	(34.7)	(22.9)
Net cash provided by operating activities	170.1	160.7

Cash flows from investing activities
Capital expenditures	(148.1)	(115.2)
Purchases of marketable securities	(21.6)	(205.9)
Sales or maturities of marketable securities	152.6	227.7
Reduction in restricted cash	6.5	7.0
Investments	(1.5)	1.7
Proceeds from the sale of property, plant and equipment	17.8	18.8
Other, net	1.4	3.0
Net cash provided by (used for) investing activities of continuing operations	7.1	(62.9)
Net cash provided by (used for) investing activities of discontinued operations	11.5	(3.2)
Net cash provided by (used for) investing activities	18.6	(66.1)

Cash flows from financing activities
Net (payments) issuances of short-term debt	(1.7)	0.8
Net proceeds from issuances of long-term debt	146.6	—
Payments of long-term debt including current maturities	(262.4)	(131.8)
Net premium paid on early extinguishment of debt	(24.6)	(14.7)
Cash dividends paid	(9.1)	(4.5)
Excess tax benefits from share-based compensation	37.2	5.3
Net proceeds from stock compensation activity, net of withholdings	(2.5)	(3.6)
Net cash used for financing activities of continuing operations	(116.5)	(148.5)
Net cash used for financing activities of discontinued operations	—	—
Net cash used for financing activities	(116.5)	(148.5)

Net increase (decrease) in cash and cash equivalents	72.2	(53.9)
Cash and cash equivalents at beginning of period	284.3	338.2
Cash and cash equivalents at end of period	$356.5	$284.3

Supplemental Information
Free Cash Flow
Net cash provided by operating activities of continuing operations	$204.8	$183.6

Net cash provided by (used for):
Capital expenditures	(148.1)	(115.2)
Proceeds from the sale of property, plant and equipment	17.8	18.8
Other investing, net	1.4	3.0
Total free cash flow	$75.9	$90.2